                                                                      EXHIBIT 11

                         CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                             QUARTER ENDED             NINE MONTHS ENDED
                                       -------------------------     ----------------------
                                          1994            1993         1994        1993
                                       ----------      ---------     ---------   ----------
PRIMARY:
 Average number of common
  shares outstanding                       15,266         15,088       15,236        15,026
 Incremental shares calculated
  using the Treasury Stock
  method                                       11             93           34            86
                                          -------        -------      -------       -------
                                           15,277         15,181       15,270        15,112
                                          -------        -------      -------       -------

Net income                                $22,267        $23,640      $65,766       $69,799
Less cash dividends paid on
 convertible preferred stock:
 Series A paid ($0.40 paid
  per share)                                 (254)          (308)        (796)         (980)
 Series B paid ($0.315 paid
  per share)                               (9,475)        (9,346)     (28,323)      (27,942)
                                          -------        -------      -------       -------

Net income available to common
 stockholders                             $12,538        $13,986      $36,647       $40,877
                                          -------        -------      -------       -------

Primary net income per share                $0.82          $0.92        $2.40         $2.71
                                          -------        -------      -------       -------

FULLY DILUTED:
 Average number of common
  shares outstanding                       15,266         15,088       15,236        15,026
 Assumed conversion of
  convertible preferred stock:
  Series A                                    587            717          608           763
  Series B                                      *              *            *             *
 Incremental shares calculated
  using the Treasury Stock
  method                                       11             98           34            94
                                          -------        -------      -------       -------
                                           15,864         15,903       15,878        15,883
                                          -------        -------      -------       -------


Net income                                $22,267        $23,640      $65,766       $69,799
Less cash dividends paid on
 the Series B Preferred Stock              (9,475)        (9,346)     (28,323)      (27,942)
                                          -------        -------      -------       -------

Net income                                $12,792        $14,294      $37,443       $41,857
                                          -------        -------      -------       -------

Fully diluted net income per share          $0.81          $0.90        $2.36         $2.64
                                            -----          -----        -----         -----


* The Series B Preferred Stock is not considered convertible for purposes of calculating fully diluted net income per share as it is currently antidilutive.